Registration No. 333-


                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549


                                FORM S-8
                         REGISTRATION STATEMENT
                                 UNDER
                       THE SECURITIES ACT OF 1933



                      THE PERKIN-ELMER CORPORATION
         (Exact Name of Registrant as Specified in Its Charter)


           New York                              06-0490270
 (State or Other Jurisdiction of               (I.R.S. Employer
 Incorporation or Organization)             Identification Number)


                            761 MAIN AVENUE
                    NORWALK, CONNECTICUT  06859-0001
      (Address of Principal Executive Offices, including Zip Code)



                      THE PERKIN-ELMER CORPORATION
                       DEFERRED COMPENSATION PLAN
                        (Full Title of the Plan)


                            WILLIAM B. SAWCH
          Senior Vice President, General Counsel and Secretary
                      THE PERKIN-ELMER CORPORATION
                            761 Main Avenue
                    Norwalk, Connecticut 06859-0001
                             (203) 762-1000
       (Name, Address, and Telephone Number of Agent for Service)




                    CALCULATION OF REGISTRATION FEE


                                     Proposed    Proposed
                                     Maximum     Maximum
                                     Offering    Aggregate
Title of Securities   Amount to be   Price Per   Offering    Amount of
to be Registered      Registered     Share       Price (1)   Registration Fee
Deferred Compensation
Obligations (2)       $2,000,000      100%      $2,000,000     $590.00

1. Estimated solely for purposes of determining the registration fee.

2. The Deferred Compensation Obligations are unsecured obligations of The Perkin-Elmer Corporation to pay deferred compensation in the future in accordance with the terms of The
Perkin-Elmer Corporation Deferred Compensation Plan.

                                 PART I

          INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1. Plan Information.

 Not required to be filed with this Registration Statement.


Item 2. Registrant Information and Employee Plan Annual
Information.

 Not required to be filed with this Registration Statement.



                                PART II

           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference.

 The following documents filed by The Perkin-Elmer
Corporation (the "Company") with the Securities and Exchange
Commission (the "Commission") are incorporated in this Registration Statement by reference:

        (1) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997.

        (2) The Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997.

        (3) The Company's Current Report on Form 8-K dated
August 23, 1997 and filed on August 26, 1997.

        (4) The Company's Current Report on Form 8-K dated
January 22, 1998 and filed on January 23, 1998.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); provided,

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however, that the documents enumerated above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4. Description of Securities.

 The securities being registered under this Registration Statement consist of obligations (the "Obligations") of the Company to pay compensation deferred by eligible employees under the terms of The Perkin-Elmer Corporation Deferred Compensation Plan (the "Plan"). Subject to the terms of the Plan, an eligible employee (a "Participant") may enter into an agreement with the Company providing for the deferral of the payment of a specified portion or amount of compensation payable by the Company to the Participant. A Participant's deferrals are credited to a record keeping account maintained by the Company in the name of the Participant. Each Participant account will be periodically adjusted to reflect the investment experience of one or more investment benchmarks designated under the Plan and selected by the Participant. A Participant will be at all times fully vested in the amounts credited to his or her account. The amounts credited to a Participant's account will be paid upon the earliest of (i) a pre-retirement distribution date designated by the Participant in accordance with the Plan, (ii) termination of the Participant's employment, or (iii) the Participant's retirement or death. Payment of such amounts may be made in a lump sum or in monthly installments over a period of up to 15 years, depending on the applicable terms of the Plan and the Participant's payment election. The Company reserves the right to accelerate the payment of any Participant's account balance in the event of a termination of the Plan. In addition, the Company may delay the payment of a Participant's account balance under certain circumstances, such as when the payment of such amounts would exceed certain limitations imposed by tax law. A Participant's rights to and under the Obligations cannot be assigned, alienated, sold, transferred, pledged or encumbered, except by way of transfer to the employee's beneficiary or estate upon the Participant's death, pursuant to the terms of the Plan.

 The Obligations are general unsecured obligations of the Company which rank pari passu with other unsecured and unsubordinated indebtedness of the Company that may be outstanding from time to time. No sinking fund has or will be established with respect to the Obligations. The
Obligations are not subject to redemption, in whole or in part, prior to the payment dates applicable under the Plan, and the Obligations are not convertible into any other security of the Company. The Company reserves the right to amend or terminate the Plan at any time. In the

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event the Plan is terminated prior to a Change in Control
(as defined in the Plan), the Company has the right, in its sole discretion, and notwithstanding any elections made by a Participant, to pay the Obligations in a lump sum or in monthly installments over a period of up to 15 years. After a Change in Control, the Company is required to pay the Obligations in a lump sum.

 Except as stated above, the Obligations do not enjoy the benefit of any affirmative or negative pledges or covenants by the Company. The Company shall establish a grantor trust to fund the payment of the Obligations, but the Company retains discretion to determine the amount and timing of any contributions to the trust. The assets of the trust will remain subject to the claims of the Company's creditors. The trustee of the trust will be required to administer the trust in accordance with its terms, but the trustee's obligations and authority are limited to the amounts which may be held in the trust from time to time and the trustee may be subject to the direction of the Company with respect to the payment of Obligations. Accordingly, the trustee of the trust does not have any independent obligation or authority to act on behalf of any Participant or beneficiary and each Participant and beneficiary will be responsible for acting on his or her own behalf with respect to, among other things, the giving of notices, responding to requests for consents, waivers or amendments, enforcing covenants and taking action upon default.


Item 5. Interests of Named Experts and Counsel.

 The legality of the Obligations offered pursuant to this Registration Statement has been passed upon by Thomas P. Livingston, Esq., Assistant Secretary of the Company. Mr. Livingston is eligible to participate in the Plan and owns shares of common stock of the Company and options to purchase shares of common stock of the Company with an aggregate value in excess of $50,000.


Item 6. Indemnification of Directors and Officers.

 The New York Business Corporation Law (the "NYBCL") authorizes a New York corporation to indemnify any person who is, or is threatened to be made, a party in any civil or criminal proceeding (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and necessarily incurred by such person as a result of such action or proceeding or any appeal therein.
With respect to actions by or in the right of the corporation, the NYBCL authorizes indemnification of such person against reasonable expenses including attorneys' fees and amounts paid in settlement. To be entitled to indemnification, a person must have acted in good faith, for a purpose which he or she reasonably believed to be in, or in the case of service for another organization, not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, in addition, had no reasonable cause to believe his or her conduct was unlawful. Court approval is required as a prerequisite to indemnification


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of expenses in respect of any claim as to which a person has been adjudged liable to the corporation.


 The NYBCL requires indemnification against expenses actually and reasonably incurred by any director, officer, employee or agent in connection with a proceeding against such person for action in such capacity to the extent that the person has been successful on the merits or otherwise. Advancement of expenses (i.e., payment prior to a determination on the merits) is permitted, but not required, by the NYBCL, which further requires that any director or officer must undertake to repay such expenses if it is ultimately determined that he or she is not entitled to indemnification. The disinterested members of the board of directors (or independent legal counsel or the shareholders) must determine, in each instance where indemnification is not required by the NYBCL, that such director, officer, employee or agent is entitled to indemnification. The NYBCL provides that the indemnification provided by statute is not exclusive.

 The Company's By-Laws provide that, except to the extent expressly prohibited by the NYBCL, the Company shall indemnify each person made or threatened to be made a party to, or called as a witness or asked to submit information in, any action or proceeding by reason of the fact that such person or such person's testator or intestate is or was a director or officer of the Company, or serves or served at the request of the Company any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred in connection with such action or proceeding, or any appeal therein, provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such person establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of the action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, and provided further that no such indemnification shall be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending action or proceeding unless the Company has given its prior consent to such settlement or other disposition. Reference to an action or proceeding in these By-Laws includes, without limitation, any pending or threatened action, proceeding, hearing or investigation, whether civil or criminal, whether judicial, administrative or legislative in nature and whether or not in the nature of a direct or a shareholders' derivative action brought by or on behalf of the Company or any other corporation or enterprise which the director or officer of the corporation serves at the Company's request.

 The Company's By-Laws further provide that the Company shall advance or promptly reimburse upon request any person entitled to indemnification hereunder for all expenses, including attorneys' fees, reasonably incurred in defending any action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such person to repay such amount if such person is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such person is entitled, provided, however, that such person shall cooperate in good faith with any request by the Company that common counsel be utilized by the parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to

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actual or potential differing interests between or among such parties.
The Company shall also promptly pay or reimburse such person for all expenses, including fees and expenses of counsel, reasonably incurred by such person in successfully enforcing his or her rights pursuant to the By- Law provisions described above.


Item 7. Exemption from Registration Claimed.

            Not applicable.


Item 8. Exhibits.

        Exhibit 4           -   The Perkin-Elmer Corporation
                                Deferred Compensation Plan.

        Exhibit 5           -   Opinion of Thomas P. Livingston,
                                Esq. (including Consent).

        Exhibit 23(1)       -   Consent of Price Waterhouse
                                LLP.

        Exhibit 23(2)       -   Consent of Thomas P. Livingston, Esq.
                                (included in Exhibit 5).

        Exhibit 24          -   Power of Attorney (contained
                                on the signature pages hereof).


Item 9. Undertakings.

        (a)  The Company hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "1933 Act");

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

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                (iii)  To include any material information with respect
        to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement;

        (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The Company hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

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

                               SIGNATURES


 Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on January 29, 1998.

                                   THE PERKIN-ELMER CORPORATION


                                   By:  /s/ William B. Sawch
                                            William B. Sawch
                                            Senior Vice President, General
                                            Counsel and Secretary


                           POWER OF ATTORNEY


 KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dennis L. Winger and William B. Sawch, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents of any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


 /s/ Tony L. White                  Chairman of the Board,         January 29, 1998
     Tony L. White                  President and Chief
                                    Executive Officer
                                    (Principal Executive Officer)


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

/s/ Dennis L. Winger                Senior Vice President,         January 29, 1998
    Dennis L. Winger                Chief Financial Officer
                                    and Treasurer (Principal
                                    Financial Officer)

 /s/ Ugo D. DeBlasi                 Corporate Controller           January 29, 1998
     Ugo D. DeBlasi                 (Principal Accounting
                                    Officer)


/s/ Joseph F. Abely, Jr.            Director                       January 29, 1998
    Joseph F. Abely, Jr.


/s/ Richard H. Ayers                Director                       January 29, 1998
    Richard H. Ayers


/s/ Jean-Luc Belingard              Director                       January 29, 1998
    Jean-Luc Belingard


/s/ Robert H. Hayes                 Director                       January 29, 1998
    Robert H. Hayes


                                    Director                       January   , 1998
    Georges C. St. Laurent, Jr.


/s/ Carolyn W. Slayman              Director                       January 29, 1998
    Carolyn W. Slayman


/s/ Orin R. Smith                   Director                       January 29 , 1998
    Orin R. Smith


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                             EXHIBIT INDEX


        Exhibit No.                               Exhibit


        4                               The Perkin-Elmer Corporation Deferred
                                        Compensation Plan.

        5                               Opinion of Thomas P. Livingston, Esq.
                                        (including Consent).

        23(1)                           Consent of Price Waterhouse LLP.